Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Aeglea BioTherapeutics, Inc. of our report dated March 14, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the reverse stock split described in Note 16 as to which the date is March 28, 2016, which appears in the Registration Statement on Form S-1 of Aeglea BioTherapeutics, Inc. (File No. 333-205001).

/s/ PricewaterhouseCoopers LLP

Austin, Texas

April 6, 2016